UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Starbucks Corporation

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Attached hereto are: (i) a communication sent by the chairman, president and chief executive officer of Starbucks Corporation (the “Company”) to the Company’s partners (employees) on January 22, 2009 regarding the submission of the proposal for approval by the Company’s shareholders to amend the Company’s existing equity plans for a one-time voluntary stock option exchange program (the “Option Exchange Program”) and (ii) frequently asked questions sent to the Company’s partners on January 22, 2009 regarding the proposed Option Exchange Program.

January 22, 2009

Dear Partners,

I am pleased to announce that a proposal to amend our equity incentive plans to permit a voluntary stock option exchange program (“Option Exchange Program”) for our partners will be submitted to shareholders for their approval at Starbucks 2009 Annual Meeting on March 18, 2009.

At Starbucks, we believe that an effective and competitive partner incentive program is critical for the success of our business. Broad-based stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages partners to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Like many retailers, Starbucks has been, and continues to be, adversely impacted by the global economic crisis. Due to the significant decline of our stock price during the last few years, many of our partners now hold stock options with exercise prices significantly higher than the current market price of our common stock (known as “underwater” stock options).

If we receive shareholder approval, the Option Exchange Program would give eligible partners a one-time opportunity to exchange certain outstanding underwater stock options for a lesser amount of new options that will be granted with lower exercise prices. The number of new stock options would be determined using exchange ratios designed to result in the new stock options having a fair value approximately equal to the stock options that are exchanged. The Option Exchange Program would be approximately expense-neutral from an accounting perspective.

More information about the Option Exchange Program is provided in the enclosed Frequently Asked Questions (“FAQ”), including:

1. who would be eligible to participate;

2. which stock options might qualify;

3. how the exchange of certain stock options would work;

4. vesting schedule of the new options; and

5. when the Option Exchange Program would take place.

Additional information about the proposed Option Exchange Program is available in our proxy statement filed with the Securities and Exchange Commission (“SEC”) on January 22, 2009. For access to the proxy statement, please visit http://investor.starbucks.com or www.sec.gov.

The information contained in the FAQ is intended to provide you with high-level information about the Option Exchange Program. If we receive the necessary shareholder approval, we will send additional detailed information about the terms of the Option Exchange Program to eligible partners at the time the Option Exchange Program begins.

From the early days of the company, offering equity in the form of stock options has been a major benefit for our partners. I’m proud to say it will continue on today.

Warm regards,

Howard Schultz
chairman, president and chief executive officer

We have not commenced the Option Exchange Program to which this communication pertains and will not do so unless we receive the requisite shareholder approval at our 2009 Annual Meeting of Shareholders. Even if the requisite shareholder approval is obtained, we may still decide later not to implement the Option Exchange Program. Starbucks will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the Option Exchange Program. Starbucks shareholders and option holders will be able to obtain these written materials and other documents filed by Starbucks with the SEC free of charge from the SEC’s website at www.sec.gov.

Starbucks Coffee Company

STOCK OPTION EXCHANGE PROGRAM

FREQUENTLY ASKED QUESTIONS (FAQ)

January 22, 2009

General Information

The following Frequently Asked Questions (“FAQ”) was prepared to address common questions that you may have about the proposed stock option exchange program (the “Option Exchange Program”). Shareholder approval to amend Starbucks (“Company”) existing equity plans to permit the Option Exchange Program will be solicited at our annual meeting of shareholders, scheduled for March 18, 2009.

The information in this FAQ is based on the information contained in our proxy statement filed with the Securities and Exchange Commission (“SEC”) on January 22, 2009. Even if shareholders approve the amendments to Starbucks equity plans to permit the Option Exchange Program, the Board of Directors (“Board”) or the Compensation and Management Development Committee of the Board (“Compensation Committee”) may still later determine not to implement the program. The information in this FAQ is provided as of January 22, 2009 and does not contain complete details about the Option Exchange Program. Additional information about the proposed Option Exchange Program is available in our proxy statement. For access to the proxy statement, please visit http://investor.starbucks.com or www.sec.gov. Due to SEC regulations, Starbucks cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program.

Frequently Asked Questions

1.  What is a stock option?

A stock option is a right to buy a share of Starbucks stock at a set price (also known as the grant or exercise price) for a specified period of time. The right to buy the share may continue into the future, but the purchase price is fixed when the stock option is granted.

2.  What is the Option Exchange Program?

At Starbucks, stock options constitute a key component of our incentive and retention programs, encouraging partners to act like owners of the business, motivating them to work toward the Company’s success and rewarding their contributions by allowing them to benefit from increases in the value of Starbucks stock.

Due to the significant decline of Starbucks stock price over the last few years, many partners now hold stock options with exercise prices significantly higher than the current market price of Starbucks stock (such stock options are also known as “underwater” stock options). The Option Exchange Program is a voluntary, one-time opportunity for eligible partners to surrender certain outstanding underwater stock options in exchange for a lesser amount of new stock options with a lower exercise price. The number of new stock options would be determined using exchange ratios designed to result in the new stock options having a fair value approximately equal to the stock options that are exchanged.

3.  Who would be eligible to participate in the Option Exchange Program?

We anticipate that the Option Exchange Program would be open to all U.S. and international partners who hold eligible stock options. Although we intend to include all eligible partners located outside the United States, the Company may exclude certain eligible partners if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical. The Option Exchange Program will not be open to Board members or the Company’s senior leadership team (including the “named executive officers” listed in the Company’s proxy statement and other senior officers that the Compensation Committee designates).

Starbucks Coffee Company
Stock Option Exchange Program — Frequently Asked Questions
January 22, 2009

4.  What options would be eligible for exchange under the Option Exchange Program?

To be eligible for exchange, a stock option grant would have to:

(a) have an exercise price at or above the 52-week high trading price of Starbucks common stock as reported by the NASDAQ Global Select Market® — measured from the commencement of the Option Exchange Program; and

(b) have been granted 17 months or more prior to the date that the Option Exchange Program commences.

Using the above criteria, we anticipate that most of the stock option grants awarded in 2004 through 2007 could potentially be eligible for the Option Exchange Program, including annual stock option grants.

5.  When would the Option Exchange Program take place?

If shareholders approve the amendments to Starbucks existing equity plans to permit the Option Exchange Program, the Company intends to commence the Option Exchange Program as soon as practicable after the 2009 annual meeting. From the time the Option Exchange Program commences, eligible partners will be given at least 20 business days to make an election to exchange their eligible stock options. New stock option grants would be made the first business day after the close of the Option Exchange Program. The Board retains the authority, in its sole discretion, to determine not to implement the Option Exchange Program even if shareholder approval is obtained.

6.	If I participate in the Option Exchange Program, how many stock options would I receive in a new stock option grant?

Eligible stock options would be surrendered in exchange for a lesser amount of options with a lower exercise price in a new stock option grant, based on a specified methodology for determining exchange ratios. Starbucks would use an industry standard stock option valuation model to determine the actual exchange ratios to calculate the number of options granted in a new stock option grant. The exchange ratios would be designed to result in a fair value of the new stock option grant that is approximately equal to the fair value of the options that are exchanged. The actual exchange ratios would be determined by the Compensation Committee shortly before the commencement of the Option Exchange Program.

7.  Can you provide me with an example of how the exchange ratios would work?

Although the exchange ratios cannot be determined at this time, below is a hypothetical example.

Assume the Option Exchange Program began on May 1, 2009, and the applicable 52-week high trading price was $19.00. Under these assumptions, stock options with an exercise price above $19.00 per share that were granted at least 17 months prior (by December 1, 2007), would be eligible for the Option Exchange Program. If, at the time the exchange ratios are set, the fair market value of Starbucks common stock was $9.00 per share, based on a standard option valuation method model of determining the exchange ratio, the following exchange ratios would apply:

The Exchange Ratio Would be
If the Exercise Price of an Eligible Option is:	(Eligible Option to Replacement Option):

$19.00 to $24.99	4.0-to-1
$25.00 to $29.99	10.5-to-1
$30.00 to $34.99	11.5-to-1
$35.00 and above	15.5-to-1

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Starbucks Coffee Company
Stock Option Exchange Program — Frequently Asked Questions
January 22, 2009

The following illustrates how the exchange ratios would apply in the hypothetical exchange of eligible stock options:

	Exercise	Exchange
Eligible Stock Option Grant	Price	Ratio	New Stock Option Grant

120 stock options	$22.87	4.0-to-1	30 stock options (120 divided by 4.0)
310 stock options	$36.75	15.5-to-1	20 stock options (310 divided by 15.5)
Total Stock Options Exchanged: 430			Total New Stock Options: 50

8.  Why isn’t the exchange ratio 1-to-1 for all eligible stock options?

Underwater stock options have less value than the new stock options that would be granted in the Option Exchange Program; therefore, more underwater stock options would be required to equal the fair value of one new stock option.

9.  What would my new exercise price be?

The new stock option grant would be granted with an exercise price equal to the closing price of Starbucks common stock on the new stock option grant date (the next business day after the close of the Option Exchange Program) as reported by the NASDAQ Global Select Market.

10.  My eligible stock options are already vested. Would my new stock options also be fully vested?

No. All new stock options granted in the Option Exchange Program would be subject to a two year vesting schedule (as more fully described in Question 11).

11.  What would be the vesting schedule for the new stock option grant?

The new stock option grant would be subject to a two year vesting schedule and would vest in two equal annual installments, beginning 12 months after the new stock option grant date. Below is an example which assumes that the Option Exchange Program closes on or around May 29, 2009:

		Original Vesting	First Vesting Date	Final Vesting Date
	Current Vested	Date of Eligible	of New Stock	of New Stock
	Percent (as of Jan 22,	Stock Options (100%	Options (50%	Options (100%
Original Grant Date of Stock Options Eligible for Exchange	2009)	Vested)	Vested)	Vested)

Nov 16, 2004	100%	Oct 1, 2008	May 29, 2010	May 29, 2011
Oct 1, 2005	75%	Oct 1, 2009	May 29, 2010	May 29, 2011
Nov 20, 2006	50%	Nov 20, 2010	May 29, 2010	May 29, 2011
Nov 19, 2007	25%	Nov 19, 2011	May 29, 2010	May 29, 2011

Should you elect to participate in the Option Exchange Program, your previously granted stock options would be replaced with a new stock option grant that is subject to a new two year vesting schedule.

12.  If I elect to participate, when would I receive my new stock option grant?

The new stock option grant date would be the next business day after the close of the Option Exchange Program. The new stock options would appear in your Fidelity account as soon as administratively feasible.

13.  Do I have to participate in the Option Exchange Program?

Participation in the Option Exchange Program would be completely voluntary. If you choose not to participate, you would keep all of your currently outstanding stock options, including stock options eligible for

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Starbucks Coffee Company
Stock Option Exchange Program — Frequently Asked Questions
January 22, 2009

the Option Exchange Program, and you would not receive a new stock option grant. No changes would be made to the terms of your current stock options if you decline to participate.

14.	If I choose to participate in the Option Exchange Program, do I have to exchange all of my eligible stock option grants?

No. Under the Option Exchange Program, you would be able to exchange stock options on a grant-by-grant basis. This means that you may choose to exchange some eligible grants, and choose not to exchange others.

15.	Can I exchange shares of Starbucks common stock that I acquired upon exercise of my Starbucks stock options?

No. This offer would only apply to outstanding Starbucks stock options that are eligible under the Option Exchange Program. You would not be able to exchange shares of Starbucks stock that you own outright.

16.  Will I be required to give up all of my rights under the exchanged stock options?

Yes. On the closing date of the Option Exchange Program, the stock options you surrender in exchange for new stock options would be cancelled and you would no longer have any rights under those surrendered stock options.

17.	Will the terms and conditions of the new stock option grant be the same as the exchanged stock options?

No. The new stock option grants would be subject to the terms and conditions of the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan and any applicable sub-plans adopted under this plan. The new stock option grants would have a different exercise price and the maximum term would be seven (7) years, instead of the typical 10 year term of the currently outstanding stock options.

18.	What if I elect to participate and leave Starbucks before the Option Exchange Program ends?

If you elected to participate in the Option Exchange Program and your employment ends for any reason before you receive a new stock option grant, your exchange election would be cancelled and you would not receive a new stock option grant. If this occurs, no changes would be made to the terms of your current stock options and such options would be treated as if you had declined to participate in the Option Exchange Program.

19.	What if I elect to participate and leave Starbucks after the new stock options are granted?

If you elected to participate in the Option Exchange Program and your employment ends for any reason after you receive a new stock option grant, your exchange election would be processed and you would receive a new stock option grant. Terms and conditions of the new stock option grant would apply.

20.	Would I owe taxes if I participate in the program?

Generally, the exchange of eligible stock options should be treated as a non-taxable exchange and no income should be recognized upon the grant of the new stock options for U.S. federal income tax purposes. The tax consequences for participating international partners may differ from the U.S. federal income tax consequences and in some instances are not entirely certain. Starbucks will provide additional information about taxes for international partners if the Option Exchange Program occurs. It is recommended that you consult your own accountant or financial advisor for additional information about your personal tax situation.

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Starbucks Coffee Company
Stock Option Exchange Program — Frequently Asked Questions
January 22, 2009

21.	Will Starbucks recommend that partners participate in the Option Exchange Program, if approved?

Due to SEC regulations, Starbucks cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program (if approved).

22.	Where can I get more information about the Option Exchange Program?

a. You can read our proxy statement that was filed with the SEC on January 22, 2009. A copy of the proxy can be accessed at http://investor.starbucks.com or www.sec.gov.

b. You can read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available. Copies of such documents can be accessed, when available, at http://investor.starbucks.com or www.sec.gov. This additional, more detailed information will be sent to eligible partners at the time the Option Exchange Program commences.

We have not commenced the Option Exchange Program to which this communication pertains and will not do so unless we receive the requisite shareholder approval at our 2009 Annual Meeting of Shareholders. Even if the requisite shareholder approval is obtained, we may still decide later not to implement the Option Exchange Program. Starbucks will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the Option Exchange Program. Starbucks shareholders and option holders will be able to obtain these written materials and other documents filed by Starbucks with the SEC free of charge from the SEC’s website at www.sec.gov.

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